Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Pyxis Oncology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.001 per share	Rule 457(h)	3,134,511	$1.53	$4,795,801.83	0.0001381	$662.30
2	Equity	Common Stock, par value $0.001 per share	Rule 457(h)	540,703	$1.53	$827,275.59	0.0001381	$114.25

	Total Offering Amounts					$5,623,077.42		$776.55
	Total Fee Offsets							—
	Net Fee Due							$776.55

Offering Note

1	(a)

The number of shares listed in row 1 represents shares of Common Stock that were automatically added to the shares authorized for issuance under the Pyxis Oncology, Inc. 2021 Equity and Incentive Plan, as amended (the “2021 Plan”) on January 1, 2026 pursuant to an “evergreen” provision contained in the 2021 Plan. Pursuant to such provision, on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2022, and continuing until (and including) the fiscal year ending December 31, 2031, the number of shares authorized for issuance under the 2021 Plan is automatically increased by a number equal to: (a) 5% of the total number of shares of Common Stock issued and outstanding on the last day of the preceding fiscal year; or (b) such lesser number of shares of Common Stock as is determined by the Registrant’s Board of Directors for the applicable year. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Registrant’s Common Stock that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

(b)

The offering price per unit and in the aggregate are estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $1.53 per share, the average of the high and low prices of the Registrant’s Common Stock on March 20, 2026 as reported on the Nasdaq Global Select Market.

2	(a)

The number of shares listed in row 2 represents shares of Common Stock that were automatically added to the shares authorized for issuance under the Apexigen, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) pursuant to an “evergreen” provision contained in the 2022 Plan. Pursuant to such provision, the number of shares authorized for issuance under the 2022 Plan will automatically increase on January 1 of each calendar year, starting on January 1, 2023 through January 1, 2032, in an amount equal to the lesser of (i) 0.8625% of the total number of shares of Common Stock outstanding on the last day of the calendar month before the date of each automatic increase, (ii) 554,890 shares, or (iii) such number of shares determined by the Registrant’s Board of Directors for the applicable year. Pursuant to Rule 416 of the Securities Act, this Registration Statement also covers any additional shares of Registrant’s Common Stock that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

(b)

The offering price per unit and in the aggregate are estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $1.53 per share, the average of the high and low prices of the Registrant’s Common Stock on March 20, 2026 as reported on the Nasdaq Global Select Market.